Exhibit 99.1

SmartHeat Inc. Announces Financial Results for 2011

NEW YORK, April 2, 2012 /PRNewswire-Asia/ -- SmartHeat Inc. (NASDAQ: HEAT; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry, today announced financial results for the fiscal year ended December 31, 2011.

Mr. James Jun Wang, Chairman and Chief Executive Officer of SmartHeat Inc., made the following comments regarding the performance of SmartHeat during the fiscal year of 2011:

"Despite a very challenging sales environment caused by a continuation of China’s restrictive fiscal policy in 2011, we are encouraged by our fourth quarter results due to our efforts to expand into regional areas of China, the development of our marketing force and our restructuring efforts. If not for one-time impairments to goodwill and inventory taken in the fourth quarter of 2011, our operating loss of $8.82 million for the fourth quarter would have resulted in operating income of approximately $3.77 million compared to operating loss of $2.54 million in the third quarter of 2011. While we wrote-down goodwill for the acquisition of Gustrower Warmepumpen GmbH (“SmartHeat Germany”) and Shenyang Bingchuan Refrigerating Machine Limited (“SmartHeat Pump”) in 2011, we still anticipate increased sales in the heat pump sector from these acquisitions over the long term, and we believe that they remain strategically important steps that should enable us to improve our market share for both our existing product lines and emerging energy-saving solutions. We expect that the Chinese government will continue to require the implementation of energy-saving policies to reduce emissions, which we believe will continue to increase the demand for our energy-saving products in all industrial sectors. We are optimistic about taking advantage of West China's economic development and urbanization trends throughout China as well as positioning ourselves as an international forward-thinking 'green' company.

"Our decrease in sales and deliveries in the fiscal year of 2011 compared to the fiscal year of 2010 resulted primarily from a continued slowdown in China’s general economy and demand in the heating-supply and other industrial market sectors, which caused the abandonment or postponement of certain projects by our customers. We have been actively combating the negative trend by maintaining our gross margin and expanding our sales efforts through the maturation of our sales force, increasing sales channels, improving cost controls, increasing prices and continuing to improve the efficiency of our manufacturing operations, which included staff reductions in certain plants."

Financial Summary

In the fourth quarter of 2011, total sales increased to $33.68 million compared to $16.57 million in Q3 2011 due to seasonality factors, reinstated orders which were postponed or cancelled and our steps to increase sales of our PHE Units and PHEs by continuing our expansion into regional areas of China. We are encouraged by our progress in restructuring our business organization, integrating our heat pump manufacturing subsidiaries and improving operating efficiency.

Mainly due to goodwill impairment of $8.96 million taken in Q4 2011, we experienced an operating loss of $8.82 million in Q4 2011 compared to an operating loss of $2.54 million in Q3 2011 and a net loss for Q4 2011 of $9.59 million compared to net loss of $4.0 million for Q3 2011. If not for one-time impairments to goodwill and inventory taken in Q4 2011, our operating loss would have resulted in operating income of approximately $3.77 million in Q4 2011 compared to operating loss of $2.54 million in Q3 2011.

We concluded that the entire goodwill balance of $6.06 million for SmartHeat Pump and $2.90 million of the SmartHeat Germany goodwill balance was impaired as of December 31, 2011. We wrote-off goodwill for these acquisitions based on our near-term assessment of the cash flows they will produce. However, we still anticipate growth in the heat pump markets in the future and are continuing the operations of SmartHeat Pump and SmartHeat Germany. We continue to view these acquisitions as driving value over the long term but felt it prudent to incur the one-time impairment at the end of 2011. We also recorded provision of inventory impairment of $3.73 million for the year ended December 31, 2011, based on our assessment of increased inventory resulting from the unexpected abandonment and postponement of certain projects by our customers. The inventory write-off was an unusual incident resulting from our expectation of customer orders to occur in 2011 but that were canceled or delayed. In anticipation of those orders, and in conformity with our standard manufacturing procedures, we purchased raw materials in advance of production, which now must be written off. We believe that a portion of the canceled orders from 2011 for PHEs and PHE Units will be reinstated and contracts that have been partially delayed will be performed in 2012, gradually consuming our increased levels of inventory.

We believe that the current slowdown in heat-supply and other industrial markets caused by the Chinese government's tightened fiscal policy will be temporary and that the previous expansion and training of our marketing team and other employees should result in improved sales and efficiency of operations. Nevertheless, we are instituting a rigorous program of cost cutting to continue tight control of our budget, maintain cost-effectiveness and implement additional cost-control measures.

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Select Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units), heat meters and heat pumps. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies, municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS

CURRENT ASSETS
Cash & equivalents	$12,419,922	$56,806,471
Restricted cash	2,688,691	1,949,742
Accounts receivable, net	47,055,517	47,224,476
Retentions receivable	3,583,898	2,548,401
Advances to suppliers	17,603,984	7,839,401
Other receivables, prepayments and deposits	6,663,330	6,301,772
Inventories, net	53,648,549	26,585,362
Deferred tax asset	-	380,232
Notes receivable - bank acceptances	1,916,320	1,457,457

Total current assets	145,580,211	151,093,314

NONCURRENT ASSETS
Restricted cash	204,991	502,672
Retentions receivable	670,291	1,062,167
Advance to supplier for equipment	1,122,914	512,178
Construction in progress	522,876	81,204
Property and equipment, net	11,348,601	8,381,019
Intangible assets, net	15,419,805	14,243,734
Goodwill	2,098,332	-
Deferred tax asset	-	22,266
Other noncurrent asset	10,044	-

Total noncurrent assets	31,397,854	24,805,240

TOTAL ASSETS	$176,978,065	$175,898,554

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$12,660,100	$4,490,333
Advance from customers	4,585,218	1,131,193
Taxes payable	1,178,712	2,000,456
Accrued liabilities and other payables	4,136,298	3,039,701
Notes payable - bank acceptances	3,278,232	2,207,280
Loans payable	10,633,402	9,059,749

Total current liabilities	36,471,962	21,928,712

DEFERRED TAX LIABILITY	189,516	-

LONG-TERM PAYABLE	2,281,023	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 3,955,194 and 3,855,194 shares issued and outstanding at December 31, 2011 and 2010, respectively	3,956	3,855
Paid-in capital	102,985,737	102,285,724
Statutory reserve	5,396,014	5,301,918
Accumulated other comprehensive income	11,119,887	4,252,261
Retained earnings	17,445,733	41,500,015

Total Company stockholders' equity	136,951,327	153,343,773

NONCONTROLLING INTEREST	1,084,237	626,069

TOTAL EQUITY	138,035,564	153,969,842

TOTAL LIABILITIES AND EQUITY	$176,978,065	$175,898,554

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	YEARS ENDED DECEMBER 31,
	2011	2010

Net sales	$65,221,104	$125,406,862
Cost of goods sold	44,559,093	80,694,945

Gross profit	20,662,011	44,711,917

Operating expenses
Selling	9,514,588	8,559,665
General and administrative	25,167,249	9,461,212
Goodwill impairment	8,956,313	-

Total operating expenses	43,638,150	18,020,877

Income (loss) from operations	(22,976,139)	26,691,040

Non-operating income (expenses)
Interest income	243,810	433,534
Interest expense	(925,250)	(131,350)
Financial expense	(150,371)	(49,751)
Foreign exchange transaction gain (loss)	(407,880)	33,932
Other income (expense), net	(26,230)	174,337

Total non-operating income (expenses), net	(1,265,921)	460,702

Income (loss) before income tax	(24,242,060)	27,151,742
Income tax expense	186,373	4,533,112

Net income (loss) before noncontrolling interest	(24,428,433)	22,618,630
Less: Loss attributable to noncontrolling interest	(468,247)	(79,813)

Net income (loss) to SmartHeat Inc.	(23,960,186)	22,698,443

Other comprehensive item
Foreign currency translation gain attributable to SmartHeat Inc.	6,867,626	3,282,273

Foreign currency translation gain attributable to noncontrolling interest	81,103	11,681

Comprehensive income (loss) attributable to SmartHeat Inc.	$(17,092,560)	$25,980,716

Comprehensive loss attributable to noncontrolling interest	$(387,144)	$(68,132)

Basic weighted average shares outstanding	3,867,578	3,341,942

Diluted weighted average shares outstanding	3,867,578	3,345,368

Basic earnings (loss) per share	$(6.20)	$6.79

Diluted earnings (loss) per share	$(6.20)	$6.79

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) including noncontrolling interest	$(24,428,433)	$22,618,630
Adjustments to reconcile income (loss) including noncontrolling interest to net cash used in operating activities:
Depreciation and amortization	1,678,653	1,011,815
Provision for bad debts	7,635,040	-
Provision for inventory impairment	3,733,390	-
Unearned interest on accounts receivable	(26,683)	(71,133)
Stock option expense	141,114	195,083
Stock issued for consulting service	559,000	18,090
Loss on disposal of fixed assets	9,605	-
Goodwill impairment	8,956,313	-
Changes in deferred tax	(82,676)	(410,616)
(Increase) decrease in current assets:
Accounts receivable	(4,052,545)	(14,716,105)
Retentions receivable	(448,424)	(2,285,983)
Advances to suppliers	(9,213,499)	38,384
Other receivables, prepayments and deposits	(1,506,485)	715,988
Inventories	(26,969,530)	(14,651,940)
Increase (decrease) in current liabilities:
Accounts payable	6,759,686	3,634,538
Advance from customers	3,388,328	(1,042,449)
Taxes payable	(500,373)	(193,868)
Accrued liabilities and other payables	1,862,772	(3,993,197)

Increase (decrease) in noncurrent asset:
Other noncurrent	240,427	-

Net cash used in operating activities	(32,264,320)	(9,132,763)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(308,291)	(1,037,592)
Acquisition of property & equipment	(2,612,263)	(1,112,629)
Acquisition of intangible assets	(151,551)	(10,120,267)
Cash received from disposal of fixed assets	39,655	-
Cash paid for acquisition	(13,516,138)	-
Cash acquired from acquisition of subsidiaries	429,124	-
Notes receivable	(375,029)	(495,873)
Advance for equipment purchase	(570,287)	(501,071)
Construction in progress	(426,828)	(79,444)

Net cash used in investing activities	(17,491,608)	(13,346,876)

CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants exercised	-	85,500
Proceeds from short-term loans	8,825,169	4,431,642
Repayment to short-term loans	(8,518,232)	-
Issuance of common stock	-	27,040,742
Long-term payable	2,012,758	-
Cash contribution from noncontrolling interest	758,851	-
Notes payable	934,796	-
Payment on notes payable	-	(2,117,001)

Net cash provided by financing activities	4,013,342	29,440,883

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	1,356,037	877,235

NET (DECREASE) INCREASE IN CASH & EQUIVALENTS	(44,386,549)	7,838,479

CASH & EQUIVALENTS, BEGINNING OF YEAR	56,806,471	48,967,992

CASH & EQUIVALENTS, END OF YEAR	$12,419,922	$56,806,471

Supplemental cash flow data:
Income tax paid	$1,944,173	$3,738,517
Interest paid	$898,706	$242,961